UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☒	Definitive information statement.

CLEARWATER INVESTMENT TRUST

(Name of Registrant as Specified in Its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, schedule or registration statement no.:
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Clearwater Investment Trust

30 East 7th Street

St. Paul, Minnesota 55101-4930

August 4, 2023

Dear Shareholder,

In a supplement to the prospectus of the Clearwater Tax-Exempt Bond Fund (the “Fund”) dated May 18, 2023, and sent to you shortly thereafter, the Clearwater Investment Trust described the hiring of a new subadviser to the Fund. The hiring of MacKay Shields LLC (“MacKay Shields”) was approved by the Clearwater Investment Trust Board of Trustees on May 18, 2023.

We are now providing to you what is commonly referred to as an “Information Statement,” which provides you with additional information regarding MacKay Shields, as well as the factors considered by the Board of Trustees in approving the subadvisory agreement with the firm.

This Information Statement does not require any action by you as a shareholder, but I encourage you to read this material and inform your Client Advisor or Financial Manager at Fiduciary Counselling, Inc. if you have any questions.

Sincerely,

Justin H. Weyerhaeuser

President and Treasurer

Clearwater Investment Trust

Clearwater Investment Trust

Clearwater Tax-Exempt Bond Fund

August 4, 2023

Information Statement Regarding New Investment Subadvisory Agreement with

MacKay Shields LLC

This Information Statement is being furnished on behalf of the Board of Trustees (the “Trustees”) of the Clearwater Investment Trust (the “Trust”) to inform shareholders of the Clearwater Tax-Exempt Bond Fund (the “Fund”) as to the hiring of a new subadviser of the Fund. In connection with the hiring of the new subadviser, the Trustees approved a new subadvisory agreement among the Trust, Clearwater Management Co., Inc. (“CMC”), and MacKay Shields LLC (“MacKay Shields”) (the “MacKay Shields Agreement”). The hiring of MacKay Shields was approved by the Trustees upon the recommendation of CMC, which serves as investment adviser to the Fund. The hiring of this subadviser by the Trustees was done without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) granted to the Trust and CMC on November 14, 2001 (the “Exemptive Order”).

This Information Statement is being mailed on or about August 8, 2023, to shareholders of record of the Fund as of August 7, 2023. This Information Statement requires NO ACTION from you as a shareholder.

INTRODUCTION

CMC is the investment adviser to the series of the Trust, including the Fund. CMC and the Fund’s Trustees have delegated responsibility for managing the assets in the Fund’s investment portfolio to certain subadvisers. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that shareholders of a mutual fund approve investment advisory or subadvisory agreements to the mutual fund. However, the Exemptive Order permits the Trust and CMC, subject to certain conditions, and subject to approval by the Trustees, to hire unaffiliated subadvisers without shareholder approval. Therefore, CMC and the Trust may hire or replace subadvisers to the Fund that are unaffiliated with the Trust or CMC without shareholder approval. CMC and the Trust may also materially amend subadvisory agreements without obtaining shareholder approval.

Consistent with the Exemptive Order, at a meeting held on May 18, 2023, the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust or of CMC, as defined under the 1940 Act (collectively, the “Independent Trustees”), approved the MacKay Shields Agreement. As discussed later in this Information Statement, the Trustees carefully considered the subadvisory arrangement and concluded that the approval of the agreement was in the best interests of the Fund and its shareholders.

As a condition to relying on the Exemptive Order, the Trust and CMC are required to furnish the Fund’s shareholders with information about MacKay Shields within ninety days from the date on which it was hired. This Information Statement is intended to provide such information, as well as additional details of the MacKay Shields Agreement.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE ADVISER

CMC is a privately-owned corporation organized under the laws of the State of Minnesota, and is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). CMC serves as the Fund’s investment adviser pursuant to the management contract between the Fund and CMC, dated December 3, 1999 and as amended time to time. CMC has been in the investment management business since 1987. CMC’s address is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101. Pursuant to the Exemptive Order, subject to the approval of the Trustees, CMC may select subadvisers to serve as portfolio managers of the funds it manages or materially modify an existing subadvisory agreement without obtaining shareholder approval of a new or amended subadvisory agreement. CMC has ultimate responsibility to oversee and to recommend the hiring, termination and replacement of any subadviser. As a result, CMC selects and supervises subadvisers for the Fund and administers the Fund’s business operations. Under its management contract with the Fund, CMC is also responsible for paying directly all expenses of the Fund other than commissions and other charges related to the purchase and sale of portfolio securities and other assets, taxes, interest and extraordinary expenses, including without limitation litigation expenses. Pursuant to the management contract, the Trust compensates CMC for these services to the Fund by paying CMC an annual advisory fee of 0.60% of the average daily net assets under management. As of the date of this Information Statement, CMC is voluntarily waiving a portion of its annual advisory fee, and is being compensated at the rate of 0.29% of the average daily net assets under management.

William Driscoll is CMC’s Chairman, President and Treasurer and also serves as a director of CMC. Courtland B. Cunningham is CMC’s Vice President and Secretary and also serves as a director of CMC. The other directors of CMC are: Elizabeth D. Hlavka, Samuel B. Carr, Jr., Catherine L. Weyerhaeuser, Frank W. Piasecki, Daniel L. Titcomb, Vivian W. Day, Michael J. Slocum, Richard W. Middleton, and Melissa M. Davis (non-voting). Jason K. Mitchell is Chief Compliance Officer of CMC. The address of each director and officer is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101.

MacKay Shields

MacKay Shields is an investment adviser registered under the Advisers Act. MacKay Shields is 100% owned by New York Life Investment Management Holdings LLC, which is wholly owned by New York Life Insurance Company, and is organized as a limited liability company under the laws of the State of Delaware. MacKay Shields’ address is 1345 Avenue of the Americas, New York, New York 10105.

MacKay Shields was approved by the Trustees to serve as a subadviser to the Fund at a meeting of the Trustees held on May 18, 2023. MacKay Shields is not affiliated with CMC or the Trust. MacKay Shields will perform its duties and provide services subject to the oversight and supervision of CMC.

MacKay Shields provides similar advisory services to other registered investment companies as described in the table below.

Name of Fund	Approximate Fund Assets Attributable to MacKay Shields as of March 31, 2023	Advisory Fee (annually, as % of daily net assets)	Waiver of Advisory Fee
Registered Fund	$3,192,654,052.48	0.36%	N/A
Registered Fund	$2,840,816,739.88	0.30%	N/A
Registered Fund	$334,615,887.82	0.40%	N/A
Registered Fund	$406,386,049.97	0.40%	N/A

The names and principal occupations of the directors and principal executive officers of MacKay Shields are listed below. The address of each principal executive officer is 1345 Avenue of the Americas, New York, New York 10105, 506 Carnegie Center, Suite 200, Princeton, NJ 08540 or 1960 East Grand Avenue, Suite 370, El Segundo, CA 90245.

Name	Title

John Akkerman, CFA CAIA	Executive Managing Director, Global Head of Distribution

Rene Bustamante	Executive Managing Director and Chief Administrative Officer

Robert DiMella, CFA	Executive Managing Director, Co-Head of Municipal Managers

John Loffredo, CFA	Vice Chairman, Executive Managing Director, Co-Head of MacKay Municipal ManagersTM

Jeffrey Phlegar	Chairman and Chief Executive Officer

Dale Sang	Senior Managing Director, Chief Technology & Operations Officer

Andrew Susser	Executive Managing Director, Head of High Yield

APPOINTMENT OF MACKAY SHIELDS AS SUBADVISER TO THE FUND

At the meeting on May 18, 2023, the Trustees approved the appointment of MacKay Shields as subadviser to the Fund. Sit Fixed Income Advisors II, LLC continues to serve as subadviser to the Fund. Fiduciary Counselling, Inc. also acts as a subadviser to the Fund, but does not provide day-to-day management.

TERMS OF THE MACKAY SHIELDS AGREEMENT

The MacKay Shields Agreement was approved by the Trustees on May 18, 2023, as noted above, and has an initial term of two years from the effective date. Thereafter, continuance of the MacKay Shields Agreement shall be subject to the specific approval, at least annually, of a vote of the majority of outstanding voting securities (as that term is defined in the 1940 Act) of the Fund, or by the Trustees, as well as the approval by a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval.

The MacKay Shields Agreement may be terminated by: (i) CMC at any time without penalty, upon 60 days’ written notice to MacKay Shields and the Trust; (ii) the Trust at any time without penalty, upon the vote of a majority of the Trustees or a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to CMC and MacKay Shields; or (iii) by MacKay Shields at any time without penalty, upon 60 days’ written notice to CMC and the Trust. Further, the MacKay Shields Agreement provides for automatic termination in the event of its assignment or if the management contract between the Trust and CMC is assigned or terminates.

Under the MacKay Shields Agreement, MacKay Shields will act as investment subadviser for that portion of the assets of the Fund that CMC determines to allocate to MacKay Shields from time to time. As investment subadviser, MacKay Shields will, among other things, provide a continuous investment program for the allocated assets and determine the composition of the assets, including determination of the purchase, retention or sale of the securities, cash and other investments contained in the portfolio.

Fees payable to MacKay Shields under the MacKay Shields Agreement are calculated and accrued daily based upon the average daily net assets of the Fund under MacKay Shields’ management and are paid quarterly by CMC. MacKay Shields is compensated out of the fees CMC receives from the Fund. CMC pays MacKay Shields a fee equal to 0.20% on the first $200 million and 0.17% in excess of $200 million constituting the Fund’s average daily net assets.

MacKay Shields represents that as of the date of the MacKay Shields Agreement, the fee rate referenced above is equal to or lower than the lowest fee rate contracted by MacKay Shields with respect to any non-affiliated United States registered investment company sub-advisory relationships of comparable size that are managed pursuant to a similar strategy as the allocated assets. If MacKay Shields in the future agrees to provide sub-advisory services to a non-affiliated United States registered investment company account that (i) is managed pursuant to a similar strategy as the allocated assets, and (ii) is subject to a fee schedule that provides compensation to MacKay Shields based on assets with a dollar value equal to or less than the dollar value of the allocated assets, at a rate that is lower than the fee rate referenced above, MacKay Shields shall promptly notify CMC and offer to manage the allocated assets at such lower fee rate.

The MacKay Shields Agreement requires that MacKay Shields assist CMC and the Trust in complying with the Trust’s obligations under Rule 38a-1 of the 1940 Act. As part of this requirement, MacKay Shields is responsible for providing information about MacKay Shields’ compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act to the Trust’s chief compliance officer, as well as reports on any material changes to, or material deficiencies in, that compliance program. MacKay Shields is further required to notify CMC in the event of certain actions by the Commission (or the commencement of proceedings that are likely to result in such actions), which limit MacKay Shields’ activities, functions or operations, including censuring or revoking the registration of MacKay Shields as an investment adviser, or when MacKay Shields reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Similarly, CMC is required to notify MacKay Shields in the event of certain actions by the Commission (or the commencement of proceedings that may result in such actions), including censuring CMC or the Trust, placing limitations upon either of their activities, functions or operations, or revoking the registration of CMC as an investment adviser, or when CMC reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Code.

The MacKay Shields Agreement also states that in selecting brokers or dealers and in placing orders for the purchase or sale of portfolio securities, MacKay Shields’ primary consideration in effecting a security transaction will be to obtain the best execution for the Fund, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the Trust. The MacKay Shields Agreement further provides that consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, and the rules and interpretations of the SEC thereunder, MacKay Shields shall not be deemed to have acted unlawfully or to have breached any duty created by the MacKay Shields Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if MacKay Shields or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or MacKay Shields’ or its affiliate’s overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion.

The MacKay Shields Agreement states that MacKay Shields shall exercise its best judgment in rendering the services thereunder and, except as may be required by the 1940 Act or the rules thereunder or other applicable law, MacKay Shields, its affiliated persons, and its controlling persons shall not be liable for, or subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the MacKay Shields Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of MacKay Shields’ duties, or by reckless disregard of MacKay Shields’ obligations and duties under, the MacKay Shields Agreement.

Pursuant to the MacKay Shields Agreement, CMC agrees to indemnify and hold harmless MacKay Shields, its affiliated persons, and its controlling persons against any and all losses, claims, damages, liabilities or litigation which may be based upon: (i) any willful misfeasance, bad faith or gross negligence in the performance of CMC’s duties or reckless disregard of its obligations and duties under the MacKay Shields Agreement by CMC or by any of its employees or representatives or any affiliate of or any person acting on behalf of CMC; or (ii) any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of CMC and contained in the registration statement or prospectus covering shares of the Trust or the Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to CMC and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to CMC, the Trust or to any affiliated person of CMC by an indemnified person of MacKay Shields. The MacKay Shields Agreement also states that MacKay Shields agrees to indemnify and hold harmless CMC, the Trust, any affiliated person of CMC or the Trust, and each controlling person of CMC or the Trust against any and all losses, claims, damages, liabilities or litigation which may be based upon: (i) any willful misfeasance, bad faith or gross negligence in the performance of MacKay Shields’ duties or reckless disregard of its obligations and duties under the MacKay Shields Agreement by MacKay Shields or by any of its employees or representatives or any affiliate of or any person acting on behalf of MacKay Shields; (ii) a failure to comply with a specified provision of the MacKay Shields Agreement relating to the Fund’s qualification as a regulated investment company, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering the shares of the Trust or the Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to MacKay Shields and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to CMC, the Trust or any affiliated person of CMC or the Trust by MacKay Shields or any affiliated person of MacKay Shields. Pursuant to the MacKay Shields Agreement, neither CMC nor MacKay Shields is responsible for indemnification where the indemnified party’s liability stems from such party’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties, under the MacKay Shields Agreement.

The MacKay Shields Agreement provides that MacKay Shields will pay all expenses incurred by it and its staff for their activities in connection with its portfolio management duties under the MacKay Shields Agreement, and further lists the expenses of the Trust’s operations for which CMC and the Trust are responsible.

The MacKay Shields Agreement provides that the records maintained by MacKay Shields for the Fund are the property of the Trust. MacKay Shields agrees to surrender promptly to the Trust any of such records upon the Trust’s or CMC’s request; provided, however, that MacKay Shields may, at its own expense, make and retain a copy of such records. The MacKay Shields Agreement also requires the subadviser to maintain records in accordance with Rule 31a-1 under the 1940 Act and Rule 204-2 under the Advisers Act for the period specified in Rule 31a-2 under the 1940 Act and Rule 204-2 under the Advisers Act, respectively.

The MacKay Shields Agreement provides that MacKay Shields will assist the custodian and portfolio accounting agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the registration statement for the Trust, the value of any portfolio securities or other assets of the Trust allocated to MacKay Shields for which the custodian and portfolio accounting agent seek assistance from, or identify for review by, MacKay Shields.

The MacKay Shields Agreement provides that MacKay Shields will, absent contrary instructions received in writing from the Trust, vote all proxies solicited by or with respect to the issuers of securities held by the Fund in accordance with applicable fiduciary obligations.

CMC’S RECOMMENDATION AND THE TRUSTEES’ DECISION REGARDING MACKAY SHIELDS

CMC recommended to the Trustees that they approve the MacKay Shields Agreement with respect to the Fund. CMC made the recommendation based upon, among other factors: the qualifications and performance of MacKay Shields’ investment team, MacKay Shields’ investment process and the belief that its investment strategies will complement the strategies of the Fund’s other subadvisers.

During a meeting on May 18, 2023, the Trustees met with representatives of MacKay Shields and received a presentation discussing MacKay Shields’ organizational structure, background, and investment philosophy and process. In advance of the May 18, 2023 meeting, the Trustees received written information that included: information as to the proposed allocation of assets among the Fund’s subadvisers; a summary of information about MacKay Shields, including its investment professionals, process, philosophy, past performance and proposed subadvisory fees; and a report from the Trust’s Chief Compliance Officer as to his review of MacKay Shields’ compliance program.

In connection with the Trustees’ consideration of the MacKay Shields Agreement, counsel to the Fund and Trustees reviewed with the Trustees the various factors relevant to their consideration of the MacKay Shields Agreement and the Trustees’ responsibilities related to their review. The Trustees reviewed and analyzed a number of factors that the Trustees deemed relevant with respect to the MacKay Shields Agreement. These factors included: the nature, extent, and quality of the services to be provided to the Fund by MacKay Shields; MacKay Shields’ investment process; MacKay Shields’ historical performance record; the qualifications and experience of the investment professionals who would be responsible for the management of their allocation of the Fund’s assets; and MacKay Shields’ overall resources.

No single factor determined whether or not the agreement would be approved but rather the totality of factors considered was determinative. Following an analysis and discussion of the factors described below, the Trustees, including all of the Independent Trustees, approved the MacKay Shields Agreement.

Nature, Extent, and Quality of Services Provided: The Trustees considered the specific investment processes MacKay Shields would use in managing its allocation of the Fund’s assets. The Trustees looked at the qualifications of MacKay Shields’ investment team who would be responsible for managing its allocation of the Fund’s assets. The Trustees concluded that the nature, extent, and quality of the subadvisory services expected to be provided by MacKay Shields were appropriate for the Fund.

Investment Performance: The Trustees discussed MacKay Shields’ performance record with respect to municipal bond investing. The Trustees concluded that this data supported the decision to approve the MacKay Shields Agreement.

Subadvisory Fee: The Trustees evaluated the proposed subadvisory fee schedule, which was negotiated at arm’s length by CMC. The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to MacKay Shields. The Trustees concluded that the proposed subadvisory fee schedule was reasonable given the nature, extent and quality of the subadvisory services to be performed by MacKay Shields.

Benefits to the Subadviser: The Trustees considered the ancillary benefits that could accrue to MacKay Shields due to its relationship with the Fund and noted that the relationship would be limited to the provision of subadvisory services. The Trustees concluded that no significant ancillary benefits would result from the MacKay Shields Agreement.

Profitability: The Trustees considered that MacKay Shields is an independent firm and that the subadvisory fee to be charged is the result of arm’s length bargaining between MacKay Shields and CMC.

Economies of Scale: The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to MacKay Shields and that the Trustees consider on an annual basis whether economies of scale might be realized by CMC as the Fund’s assets grow and whether there also might be benefits from such growth for the Fund’s shareholders.

Other Considerations: The Trustees considered CMC’s judgment and recommendation that adding MacKay Shields as a subadviser would add value to the Fund’s shareholders and would be complementary to the Fund’s other subadvisers.

Conclusion: After full consideration of the factors described above along with other information, with no single factor identified as being of paramount importance, the Trustees, including all of the Independent Trustees, concluded that the approval of the MacKay Shields Agreement was in the best interests of the Fund and its shareholders and approved the MacKay Shields Agreement, with the proposed fee to be paid by CMC out of its management fee.

GENERAL INFORMATION

Fund Custodian and Accounting Services Agent: The Fund’s Custodian and Accounting Services Agent is The Northern Trust Company, which is located at 50 South LaSalle Street, Chicago, Illinois 60603. The Trust, on behalf of the Fund, entered into a Custody Agreement and a Fund Administration and Accounting Services Agreement, each dated as of December 3, 2010 and amended April 30, 2012, pursuant to which The Northern Trust Company provides various services for the Fund, including custody, accounting, maintenance of certain Fund records, and calculation of the Fund’s net asset value.

Principal Underwriting Arrangements: The Fund does not have a Principal Underwriter.

Affiliated Brokerage Transactions: For the fiscal year ended December 31, 2022, the Fund did not pay any commission to any affiliated brokers.

Record or Beneficial Ownership: As of June 30, 2023, the Fund had 77,495,220 total shares outstanding and no persons or entities owned 5% or more of the outstanding shares of the Fund.

As of June 30, 2023, the dollar range of equity securities owned beneficially by the Trustees of the Trust in the Fund and on an aggregate basis in all Funds of the Trust was as follows:

Name	Dollar Range of Equity Securities in the Fund
Dylan Ambauen 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Sara G. Dent 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Julia LW Heidmann 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Charles W. Rasmussen 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Laura E. Rasmussen 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Lindsay R. Schack 30 E. 7th Street St. Paul, MN 55101	$50,001-$100,000
David M. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	Over $100,000
Justin H. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	Over $100,000

For purposes of the information above, ownership reflects the combined value of (i) shares a Trustee holds directly and (ii) shares held by a trust of which the Trustee is a beneficiary (reported on a pro rata basis where the trust has multiple beneficiaries).

HOUSEHOLDING

Only one copy of this Information Statement may be sent to households, even if more than one person in a household is a Fund shareholder of record, unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would prefer to receive just one copy for the household, contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Trust’s most recent annual report dated December 31, 2022, and may be obtained by contacting the Trust toll-free at (855) 684-9144 or writing the Trust at P.O. Box 4766, Chicago, IL 60680-4766.